As filed with the Securities and Exchange Commission on February 5, 2016
Registration Statement No. 333-192863

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

Under The Securities Act of 1933

American Apparel, LLC (Formerly known as American Apparel, Inc.)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3200601 (IRS Employer Identification No.)

747 Warehouse Street Los Angeles, California 90021-1106 (213) 488-0226
(Address and telephone number of principal executive offices)

Chelsea A. Grayson Chief Administrative Officer, Executive Vice President and General Counsel American Apparel, LLC 747 Warehouse Street Los Angeles, California 90021-1106 (213) 488-0226
(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: Not applicable
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

 Deregistration of Securities
American Apparel, LLC (as successor by conversion to American Apparel, Inc.), a Delaware limited liability company (the "Registrant"), files this Post-Effective Amendment to the Registration Statement on Form S-3 No. 333-192863 (the “Registration Statement”), registering shares of the Registrant's common stock, preferred stock and warrants, which was filed with the Securities and Exchange Commission on December 13, 2013 and became effective on December 20, 2013.
Such Post-Effective Amendment is being filed to deregister any and all securities of the Registrant registered for issuance under the Registration Statement that remain unsold thereunder.
On October 5, 2015, the Registrant and certain of its domestic subsidiaries filed voluntary petitions in the United States Bankruptcy Court of the District of Delaware (the "Court"). On January 27, 2016, the Court entered an order confirming the Registrant's First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (the "Plan"), under which, on February 5, 2016, the Effective Date of the Plan, all shares of common stock and other equity interests in the Registrant were cancelled and terminated, and the Registrant was converted into a Delaware limited liability company with membership interests issued in accordance with the Plan. Accordingly, all offerings of the Registrant’s securities, including those pursuant to the Registration Statement, have also been terminated.
In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement.
As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

 SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the Fifth day of February, 2016.

AMERICAN APPAREL, LLC (as successor by conversion to American Apparel, Inc.)

By:	/s/ Hassan Natha
Name:	Hassan N. Natha
Title:	Executive Vice President and Chief Financial Officer